EXHIBIT 10.143

CLCA Form REF No. 201
(02/25/97)



Loan No.  52-1170000

                            REVOLVING LINE OF CREDIT
                                 PROMISSORY NOTE


$6,700,000.00                                            Raleigh, North Carolina

                                                         July  31, 2001

     THIS NOTE PROVIDES FOR INTEREST AT A FLUCTUATING RATE PER ANNUM BASED ON THE PRIME RATE (PLUS ANY APPLICABLE SPREAD OVER THE PRIME RATE INDICATED BELOW) ON THE TERMS AND CONDITIONS SET FORTH BELOW.

     This Note is executed pursuant to the Building Loan Agreement dated as of the date of this Note between JORDAN LAKE PRESERVE CORPORATION, a North Carolina corporation (the "Borrower") and INDYMAC BANK F.S.B. dba CONSTRUCTION LENDING CORPORATION OF AMERICA (the "Lender") (such Building Loan Agreement, as it may from time to time be supplemented, modified and amended, being referred to in this Note as the "Agreement"). Capitalized terms used in this Note and not otherwise defined are used with the meanings set forth in the Agreement.

     1. FOR VALUE RECEIVED, the Borrower promises to pay to the Lender, or order, at the Lender's office located at 155 North Lake Avenue, 11th Floor, Pasadena, California 91101, Attention: Construction Lending Division (or such other location specified by the Lender from time to time in writing), the principal amount of Six Million Seven Hundred Thousand and N0/100 Dollars ($6,700,000.00), or so much of such amount as may be advanced by the Lender from time to time, together with interest as provided in Section 3 below. As set forth in the Agreement, the indebtedness evidenced by this Note is structured as a revolving line of credit, with disbursements thereof in accordance with the requirements and conditions therefor set forth in the Agreement.

     2. If not sooner paid, the principal of this Note shall be payable on July 30, 2002; provided, however, the term of this Note shall be automatically extended by one (1) year to July 30, 2003 upon receipt by Lender of the second installment of the Loan Fee in the amount of $74,931.50 on July 30, 2002 (the "Maturity Date"). Accrued interest shall be payable on the first day of each calendar month beginning August 1, 2001, on the Maturity Date and on the date of final payment of the principal of this Note in full, except that any interest which accrues after the Maturity Date or the acceleration of the maturity of this Note shall be payable immediately and without demand.

     3. (a) The unpaid principal of this Note outstanding from time to time shall bear interest at a fluctuating rate per annum (computed on the basis of a year of 360 days) equal at all times to the Prime Rate plus one percent (1.0%) per annum, with each change in such rate taking effect simultaneously with the corresponding change in the Prime Rate (such fluctuating rate of interest being referred to in this Note as the "Base Rate").

          (b) Accrued interest not paid when due shall, from and after the date when due until the date such interest is paid, bear interest at the Alternate Rate.

          (c) Notwithstanding Section 3(a), any principal of this Note not paid when due (whether at the stated maturity, by acceleration or otherwise) shall, from and after the date when due until the date such principal is paid, bear interest at the Alternate Rate.

          (d) As used in this Note:

          "Alternate Rate" means a fluctuating rate per annum (computed on the basis of a year of 360 days) equal at all times to the Base Rate plus five percent (5.0%) per annum, with each change in such rate taking effect simultaneously with the corresponding change in the Base Rate.

          "Prime Rate" means the rate as published in the "Money Rates" section of The Wall Street Journal with changes thereon to be effective as of the date of such change. The foregoing notwithstanding, if The Wall Street Journal ceases to publish the "Money Rates" section or if there is a suspension of publication of The Wall Street Journal, then an alternative source for determining the Prime Rate shall be selected by Lender in its sole discretion."

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     4. This Note shall also  evidence  the  obligation  of  Borrower  to pay to
Lender the second installment of the $149,863.00 Loan Fee in the amount of $74,931.50 on the first anniversary date of this Note. The full amount of such Loan Fee shall be deemed fully earned by Lender on the date hereof.

     5. Irrespective of any acceleration of maturity, at Lender's option, the entire unpaid principal balance evidenced by this Note shall bear interest until paid at an augmented annual rate (the "Default Rate") from and after the stated or accelerated maturity of this Note, or from and after the failure to pay on the due date any payment due and payable under this Note or under any other Loan Document (and the expiration of any applicable grace period provided in this Note or such other Loan Document for such payment), or from and after the occurrence of any other default (whether due to the payment of money or otherwise) under any Loan Document (and the expiration of any applicable grace period provided in such Loan Document for the cure of such default); provided, however, that after judgment, all such sums shall bear interest at the greater of the Default Rate or the rate prescribed by applicable law for the accrual of interest on judgments. The Default Rate shall equal the Base Rate plus five percent (5%) per annum, but not greater than the maximum rate of interest permitted by applicable law.

     6. This Note may be prepaid in whole or in part at any time without penalty. In the event of any such prepayment in whole, the second installment of the Loan Fee in the amount of $74,931.50 evidenced hereby shall be due and payable regardless of whether or not such prepayment in whole occurs prior to the first anniversary date of this Note. All payments on this Note shall be made in lawful money of the United States in same day funds. All advances and payments of principal of this Note may be endorsed by the Lender on the attached schedule.

     7. This Note is the "Note" referred to in, and is entitled to the rights and benefits of, the Agreement, and evidences advances of the proceeds of the loan made by the Lender to the Borrower under the Agreement. Among other things, the Agreement provides for acceleration of the maturity of this Note upon the happening of certain stated events and may also contain additional provisions regarding voluntary and mandatory prepayments under certain conditions. This
Note is secured by the Deed of Trust executed by the Borrower in favor of the Lender pursuant to the Agreement and by any other collateral agreements referred to in the Agreement which purport to secure this Note. Upon the occurrence of an Event of Default, Borrower shall be liable for all costs and expenses incurred by Lender in exercising any of Lender's rights and remedies, including reasonable attorney's fees. In addition, any installment of principal or interest due hereunder not paid within fifteen (15) days of its due date shall be subject to a late fee of four percent (4.0%) of such installment due.

     8. This Note shall be governed by, and construed and enforced in accordance with, the laws of North Carolina.

     IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the date first above written.


                                 "BORROWER":


                                 JORDAN LAKE PRESERVE CORPORATION,
                                 a North Carolina corporation

                                 By:/S/ PATRICK E. RONDEAU (SEAL)
                                   ------------------------------
                                 Name: Patrick E. Rondeau
                                 Title: President